Exhibit 99.1

FOR RELEASE
3:00 P.M., C.D.T.
July 31, 2008

Rochester Medical Reports Third Quarter Results
Stewartville, MN July 31, 2008
Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its third quarter ended June 30, 2008.
The Company reported sales of $8,241,000 for the current quarter compared to $8,367,000 for the third quarter of last year. The Company also reported net income of $312,000 or $.02 per diluted share for the quarter compared to a net income of $807,000 or $.06 per diluted share for the same period of last year.
The approximately 2% decrease in sales resulted from a 23% increase in Rochester Medical Branded Sales offset by a 36% decrease in Private Label Sales. Sales of the Company’s Branded products hit an all time quarterly high of $6,019,000 and accounted for 73% of total sales. The Company believes the decrease in Private Label Sales is attributable to the timing of orders and ordering patterns of large private label customers that can vary up and down in any given quarter; they are expected to strengthen again in the fourth quarter.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $770,000 or $.06 per diluted share compared to Non-GAAP Net Income of $1,315,000 or $0.10 per diluted share for the third quarter of last year. The decrease for the current quarter is primarily attributable to increased investment in Sales and Marketing programs as part of our strategic plan for this fiscal year, and increased cost of sales.
Regarding today’s announcement, Rochester Medical’s CEO and President Anthony J. Conway said, “The 23% growth rate in our Rochester Medical Branded Sales is very gratifying and reflects the continued excellent acceptance of our branded products in the marketplace. All three of our major branded product lines — Foleys, Intermittents, and Male External Catheters — are showing very solid growth. Clearly our focused investment in Sales and Marketing is having productive results. As part of this Marketing Investment the Company has created a new corporate website which went live today. We encourage your visit to www.rocm.com. Our Private Label Sales have fluctuated over the last three quarters; those ups and downs are reflective of the irregularity in ordering patterns of our large Private Label customers. We expect fourth quarter Private Label Sales levels to be considerably stronger. We also expect gross margins to improve as sales volumes of Foleys and Intermittents continue to rise.

“We are seeing strong interest in our Infection Control products, and we are beginning to see increased growth in the Intermittent Catheter marketplace as a result of the new Medicare reimbursement policy which reimburses patients for up to 200 catheters per month instead of four catheters per month under the previous policy. We are looking forward to introducing new advancements in our product lines during this calendar year, and I believe these introductions will further establish Rochester Medical’s reputation as an industry leader and provide increased sales opportunities for the Company.”
Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Non-GAAP Net Income is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income is not comparable to information provided by other companies. Non-GAAP Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.
Reconciliations of Net Income and Non-GAAP Net Income are presented at the end of this press release.
The Company will hold a quarterly conference call this afternoon to discuss its earnings report. The call will begin at 4:00 p.m. Central Daylight Time (5:00 p.m. eastern time).This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:
Domestic:       888.680.0860, password 56839487
International:       617.213.4852, password 56839487
Pre Registration: https://www.theconferencingservice.com/prereg/key.process?key=PJ47TFMGM
Replay will be available for seven days at www.rocm.com or via telephone at:
Domestic:       888-286-8010, password 66511681
International:       617-801-6888, password 66511681
The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
This press release contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three and Nine months ended
June 30, 2008

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2008	2007	2008	2007

GAAP Net Income as Reported	$312,248	$806,563	$416,944	$33,316,697

Diluted EPS as Reported	$0.02	$0.06	$0.03	$2.69

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)	—	—	—	(31,305,000)
Deferred revenue (2)	—	—	—	(564,286)

Subtotal	—	—	—	(31,869,286)

Adjustments for recurring non-cash expenses:
Intangible Amortization (3)	163,000	163,000	489,000	489,000
FAS 123R Compensation Expense (4)	295,000	345,000	1,081,000	1,806,000

Subtotal	458,000	508,000	1,570,000	2,295,000

Non-GAAP Net Income	$770,248	$1,314,563	$1,986,944	$3,742,411

Non-GAAP Diluted EPS	$0.06	$0.10	$0.16	$0.30

Weighted Average Shares — Diluted	12,550,317	12,565,278	12,561,535	12,400,531

(1)
Settlement income received November 20, 2006 from Premier, Inc. of $5,155,000 and December 14, 2006 from CR Bard, Inc. of $33,450,000 after taxes of $7,300,000. This adjustment reduces net income for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the fiscal year ended September 30, 2007.

(2)
Deferred revenue from a $1,000,000 fee paid by Coloplast A/S in June 2002 for marketing rights to our antibacterial Release NF foley catheter. These rights with Coloplast A/S were cancelled by mutual agreement in March 2007, thus accelerating the recognition of the remaining amount as all conditions for revenue recognition have now been met. Also includes a $200,000 fee paid by Hollister for marketing rights to our hydorphilic intermittent catheter in September 2003. The fee paid by Hollister was fully recognized in December 2006. This adjustment reduces net income related to the realization of certain one-time revenue from marketing rights. The amounts were recorded in net sales in the Statement of Operations.

(3)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and nine months ended June 30, 2008 and 2007 related to certain intangibles.

(4)
Compensation expense mandated by SFAS 123R. This adjustment adds back the compensation expense recorded when stock options are granted to employees and directors for the three and nine months ended June 30, 2008 and 2007.

Rochester Medical Corporation
Press Release — F08 Third Quarter
Condensed Balance Sheets

	(unaudited)
	June 30,	September 30,
	2008	2007

Assets
Current Assets
Cash and equivalents	$7,723,694	$6,671,356
Marketable securities	28,743,696	30,465,244
Accounts receivable	5,279,510	5,527,518
Inventories	8,049,782	7,698,889
Prepaid expenses and other assets	2,606,340	6,480
Deferred income tax asset	1,030,035	876,032

Total current assets	53,433,057	51,245,519

Property and equipment, net	9,871,693	9,679,035
Deferred income tax asset	883,357	571,721
Patents, net	228,191	257,353
Intangible assets, net	7,266,934	7,821,562
Goodwill	5,780,008	5,920,255

Total Assets	$77,463,240	$75,495,445

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,206,570	$1,091,874
Accrued expenses	1,111,891	1,978,937
Short-term debt	1,940,987	1,849,463

Total current liabilities	5,259,448	4,920,274

Long-term liabilities
Other long-term liabilities	232,546	—
Long-term debt	4,296,745	6,066,246

Total long term liabilities	4,529,291	6,066,246

Stockholders’ equity	67,674,501	64,508,925

Total Liabilities and Stockholder Equity	$77,463,240	$75,495,445

Rochester Medical Corporation
Press Release — F08 Third Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2008	2007	2008	2007

Sales	$8,241,232	$8,367,140	$25,679,758	$24,225,709

Cost of sales	4,568,736	3,918,614	13,594,196	11,574,203

Gross profit	3,672,496	4,448,526	12,085,562	12,651,506
Gross profit %	45%	53%	47%	52%

Costs and expense:
Marketing and selling	2,349,911	1,809,928	6,954,582	4,564,275
Research and development	202,092	267,235	735,292	710,500
General and administrative	1,578,410	1,443,932	5,210,295	5,202,631

Total operating expenses	4,130,413	3,521,095	12,900,169	10,477,406

Income (loss) from operations	(457,917)	927,431	(814,607)	2,174,100

Other income (expense)

Interest income	232,705	393,594	1,041,692	907,947
Interest expense	(116,563)	(89,626)	(394,887)	(402,448)
Other income	—	—	—	38,605,000

Net income (loss) before income taxes	$(341,775)	$1,231,399	$(167,802)	$41,284,599

Income tax expense(benefit)	(654,023)	424,836	(584,746)	7,967,902

Net income	312,248	806,563	416,944	33,316,697

Earnings per common share — Basic	$0.03	$0.07	$0.04	$2.93

Earnings per common share — Diluted	$0.02	$0.06	$0.03	$2.69

Weighted Average Shares:	11,832,240	11,649,268	11,794,733	11,371,894

Basic

Weighted Average Shares:
Diluted	12,550,317	12,565,278	12,561,535	12,400,531